     Registration No. 333-130864

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-10
(Amendment No. 3)
REGISTRATION STATEMENT
UNDER
THE SECURITIES EXCHANGE ACT OF 1934

BARRICK GOLD CORPORATION
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number (if applicable))	Not Applicable (I.R.S. Employer Identification Number (if applicable))
BCE Place
161 Bay Street, Suite 3700
P.O. Box 212
Toronto, Canada M5J 2S1
(800) 720-7415
(Address and telephone number of Registrant’s principal executive offices)
Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this Registration Statement becomes effective.
CT Corporation System
11 Eighth Avenue
New York, New York 10011
Telephone: (212) 894-8700
(Name, address (including zip code) and telephone number
(including area code) of agent for service in the United States)
It is proposed that this filing shall become effective (check appropriate box)
A.	☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check the appropriate box below)

	1.	☐ pursuant to Rule 467(b) on (___) at (___) (designate a time not sooner than 7 calendar days after filing).

	2.	☐ pursuant to Rule 467(b) on (___) at (___) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (___).

	3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box ☐.
Pursuant to Rule 429 of the Securities Act and General Instruction II.E to Form F-10, the prospectus contained in this registration statement also relates to the registration statement No. 333-129643.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Item 1. Home Jurisdiction Document
     This Amendment No. 3 amends and supplements the registration statement on Form F-10 (as amended, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on January 5, 2006 by Barrick Gold Corporation (“Barrick” or the “Registrant”).
     Barrick made an offer (the “Offer”) to purchase (i) all issued and outstanding common shares (including those that are subject to CHESS Depositary Interests and International Depositary Receipts) of Placer Dome Inc. (“Placer Dome”), which includes common shares that may become outstanding after the date of the offer but before the expiry time of the offer upon conversion, exchange or exercise of options or convertible debentures or other securities of Placer Dome that are convertible into or exchangeable for common shares and (ii) the associated rights issued under the Shareholders Rights Plan of Placer Dome (collectively, the “Shares”), at a price of, at the election of the shareholder of Placer Dome (the “Shareholders”): (a) US$22.50, in cash for each Share; or (b) 0.8269 of a Barrick common share and US$0.05 in cash for each Share, in each case subject to proration.
     The terms and conditions of the Offer are contained in the Offer and Circular dated November 10, 2005 (the “Offer and Circular”), the Letter of Transmittal, the notice of variation and extension dated January 4, 2006 (the “First Notice”) and the notice of extension and subsequent offering period dated January 20, 2006, (the “Second Notice”) filed, respectively, as Exhibit 1.1, Exhibit 1.2, Exhibit 1.4 and Exhibit 1.5 to the Registration Statement.
     Capitalized terms used herein and not defined herein have the respective meanings assigned to such terms in the Offer and Circular, as amended by the First Notice and the Second Notice.
     At 6:00 p.m. (Toronto time) on February 3, 2006, the Offer expired. In the Offer Barrick acquired approximately 419 million shares, representing approximately 94% of the outstanding shares of Placer Dome.
     This Amendment No. 3 relates to the exercise by Barrick of its right under Section 206 of the Canada Business Corporations Act (the “CBCA”) to acquire all of the Shares not acquired by it under the Offer (the “Compulsory Acquisition”). Pursuant to Section 206 of the CBCA, Shareholders are required to elect:
(a)	to transfer the Shares to Barrick at a price of, at the election of the Shareholders (i) US$22.50, in cash for each Share; or (ii) 0.8269 of a Barrick common share and US$0.05, in cash for each Share, in each case subject to proration, or

(b)	to demand payment of the fair value of the Shares in accordance with Sections 206(9) to (18) of the CBCA by notifying Barrick at the address of CIBC Mellon Trust Company given in the Offeror’s Notice dated February 13, 2006 (the “Offeror’s Notice”) of such demand within 20 days after receiving the Offeror’s Notice.
     The information set forth in Offeror’s Notice, filed herewith as Exhibit 1.6, and in the transmittal and election form, filed herewith as Exhibit 1.7, is hereby incorporated by reference in response to all items of information required to be included in, or covered by, this Registration Statement and is supplemented by the information specifically provided herein.
Item 3. Informational Legends
     The following legends appear in the Second Notice:
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
     The Offer is made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the

Offer and Circular and the Notice of Extension and Subsequent Offering Period in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States.
Shareholders in the United States should be aware that the disposition of Shares and the acquisition of Barrick Common Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described in the Offer and Circular and such Shareholders are encouraged to consult their tax advisors. See “Canadian Federal Income Tax Considerations” in Section 22 of the Circular and “United States Federal Income Tax Considerations” in Section 23 of the Circular.
The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of the Province of Ontario, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the Offer and Circular may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.
THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR OR THIS NOTICE OF EXTENSION AND SUBSEQUENT OFFERING PERIOD. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
Item 4. Incorporation of Certain Information by Reference
     See “Documents Incorporated by Reference” in Section 11 of the Circular in the Offer and Circular.
PART II
INFORMATION NOT REQUIRED TO BE SENT TO SHAREHOLDERS
Indemnification
     Under the Business Corporations Act (Ontario), Barrick may indemnify a present or former director or officer or a person who acts or acted at Barrick’s request as a director or officer of another corporation of which Barrick is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director or officer of Barrick or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of Barrick and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Further, Barrick may, with court approval, indemnify a person described above in respect of an action by or on behalf of Barrick to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of Barrick, against all costs, charges and expenses reasonably incurred by the parson in connection with such action if he or she fulfils conditions (i) and (ii) above. A director is entitled to indemnification from Barrick as a matter of right if he or she was substantially successful on the merits of his or her defence and fulfils the conditions (i) and (ii) above.
     In accordance with provisions of the Business Corporations Act (Ontario) described above, the by-laws of Barrick provide that Barrick shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Barrick’s request as a director or officer of a corporation of which Barrick is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Barrick or such other corporation if he or she acted honestly and in good faith with a view to the best interests of Barrick and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Exhibits
     The following documents have been filed as part of this Amendment No. 3 to the Registration Statement:

Exhibit	Description

1.6	Offeror’s Notice, dated February 13, 2006 (filed herewith)

1.7	Transmittal and Election Form (filed herewith)

3.9	The Material Change Report, dated February 3, 2006 (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on February 9, 2006);

3.10	The Early Warning Report, dated February 7, 2006 (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on February 9, 2006)

3.11	The Report of Result of Take-Over Bid, dated February 7, 2006 (incorporated by reference to Exhibit 3 of this Form 6-K furnished to the Commission on February 9, 2006)

3.12	The Business Acquisition Report, dated February 10, 2006 (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on February 14, 2006)

PART III
UNDERTAKINGS AND CONSENT TO SERVICE OF PROCESS
Item 1.   Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2.   Consent to Service of Process
     (a)  In connection with the filing of this Registration Statement, the Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
     (c)  Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Barrick Gold Corporation, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on this 16th day of February, 2006.

BARRICK GOLD CORPORATION (Registrant)
By:	/s/ Sybil E. Veenman
Sybil E. Veenman
Vice President, Assistant General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated:

Signature	Title with Registrant	Date

* Peter Munk	Chairman and Director	February 16, 2006
* Gregory C. Wilkins	President, Chief Executive Officer and Director (Principal Executive Officer)	February 16, 2006
* Jamie C. Sokalsky	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 16, 2006
* Richard Ball	Vice President, Financial Reporting and Risk Analysis (Principal Accounting Officer)	February 16, 2006
* C. William D. Birchall	Vice Chairman and Director	February 16, 2006
* Howard L. Beck	Director	February 16, 2006
* Gustavo Cisneros	Director	February 16, 2006
* Marshall A. Cohen	Director	February 16, 2006
* Peter A. Crossgrove	Director	February 16, 2006
* Peter C. Godsoe, O.C	Director	February 16, 2006
* Angus A. MacNaughton	Director	February 16, 2006
* The Right Honourable Brian Mulroney	Director	February 16, 2006

Signature	Title with Registrant	Date

* Anthony Munk	Director	February 16, 2006
* Joseph L. Rotman	Director	February 16, 2006
* Steven J. Shapiro	Director	February 16, 2006
* J. Brett Harvey	Director	February 16, 2006

* By:	/s/ Sybil E. Veenman
Sybil E. Veenman
Attorney-in-fact

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned, solely in the capacity of the duly authorized representative of Barrick Gold Corporation in the United States, has signed this Amendment No. 3 in the City of Toronto, Province of Ontario, Canada on this 16th day of February, 2006.

BARRICK GOLDSTRIKE MINES CORPORATION

By:	/s/ Sybil E. Veenman
Sybil E. Veenman Vice President, Assistant General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

1.1	Offer and Circular, dated November 10, 2005 (incorporated by reference to Exhibit 1.1 of the Registration Statement of Barrick Gold Corporation on Form F-10, Registration No. 333-129643, filed November 10, 2005)*

1.2	Letter of Transmittal (incorporated by reference to Exhibit 1.2 of the Registration Statement of Barrick Gold Corporation on Form F-10, Registration No. 333-129643, filed November 10, 2005)*

1.3	Notice of Guaranteed Delivery (incorporated by reference to Exhibit 1.3 of the Registration Statement of Barrick Gold Corporation on Form F-10, Registration No. 333-129643, filed November 10, 2005)*

1.4	Notice of Variation and Extension, dated January 4, 2006*

1.5	Notice of Extension and Subsequent Offering Period, dated January 20, 2006*

1.6	Offeror’s Notice, dated February 13, 2006 (filed herewith)

1.7	Transmittal and Election Form (filed herewith)

2.1	Annual Information Form of Barrick, dated March 30, 2005, for the year ended December 31, 2004 (incorporated by reference to Barrick’s Form 40-F filed with the Commission on March 31, 2005)*

2.2	Management Information Circular of Barrick dated March 14, 2005 prepared in connection with the annual meeting of shareholders of Barrick held on April 28, 2005 (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on March 25, 2005)*

2.3	Comparative audited consolidated financial statements of Barrick and the notes thereto as at December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, together with the report of the auditors thereon (incorporated by reference to Exhibit 2 to Barrick’s Form F-40 filed with the Commission on March 31, 2005) and management’s discussion and analysis of financial results found at pages 25 through 73 of Barrick’s 2004 Annual Report (incorporated by reference to Exhibit 2 to Barrick’s Form 40-F furnished to the Commission on March 31, 2005)*

2.4	Comparative unaudited consolidated financial statements of Barrick and the notes thereto as at September 30, 2005 and for the nine months ended September 30, 2005 and 2004, together with management’s discussion and analysis of financial results, (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on October 31, 2005)*

3.1	Material Change Report dated January 28, 2005 relating to the decision by the Peruvian tax authority, SUNAT, not to appeal the Tax Court’s decision in favour of Barrick regarding SUNAT’s tax assessment of the Pierina Mine for the 1999 and 2000 fiscal years (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on January 31, 2005)*

Exhibit	Description

3.2	Material Change Report dated November 9, 2005 relating to Barrick’s intention to make the Offer (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission by Barrick on November 10, 2005)*

3.3	Material Document dated November 9, 2005, containing the Bid Support and Purchase Agreement, dated October 30, 2005, between Barrick Gold Corporation and Goldcorp Inc., relating to Barrick’s intention to make the Offer (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on November 10, 2005)*

3.4	Agreement dated December 9, 2005, between Placer Dome Inc. and Barrick Gold Corporation, relating to waiver of Placer Dome Inc.’s Shareholder Rights Plan (incorporated by reference to Exhibit 99.(A)(10)(1.1) of Amendment No. 1 to the Registration Statement of Barrick Gold Corporation on Form F-10, Registration No. 333-129643, filed on December 13, 2005)*

3.5	Material Change Report dated December 28, 2005 relating to Barrick Gold Corporation and Placer Dome Inc. reaching agreement with respect to the Offer (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission by Barrick on December 28, 2005)*

3.6	Material Document dated December 28, 2005, containing the Support Agreement, dated December 22, 2005, between Barrick Gold Corporation and Placer Dome Inc. (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on December 28, 2005)*

3.7	Material Change Report, dated January 19, 2006 (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on January 25, 2006)*

3.8	Early warning Report, dated January 24, 2006 (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on January 25, 2006)*

3.9	The Material Change Report, dated February 3, 2006 (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on February 9, 2006);

3.10	The Early Warning Report, dated February 7, 2006 (incorporated by reference to Exhibit 2 to Barrick’s Form 6-K furnished to the Commission on February 9, 2006)

3.11	The Report of Result of Take-Over Bid, dated February 7, 2006 (incorporated by reference to Exhibit 3 to Barrick’s Form 6-K furnished to the Commission on February 9, 2006)

3.12	The Business Acquisition Report, dated February 10, 2006 (incorporated by reference to Exhibit 1 to Barrick’s Form 6-K furnished to the Commission on February 14, 2006)

23.1	Consent of PricewaterhouseCoopers LLP*